Exhibit f.1

September 13, 1999


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:  Northeast Utilities
     SEC File Number 70-9535

Ladies and Gentlemen:

     I am Assistant General Counsel of Northeast Utilities Service
Company ("NUSCO"), a service company affiliate of Northeast Utilities ("NU" or the "Applicant"). I have acted as counsel for the Applicant in connection with its Form U-1 Application/Declaration ("Declaration"), filed August 4, 1999 (File No. 70-9535) with the Securities and Exchange Commission ("Commission") with respect to the proposed transactions described therein ("Proposed Transactions"). In the Declaration, NU sought the approval of the Commission for NU to acquire, by means of a direct merger, all of the issued and outstanding common stock ("YES Common Stock") of Yankee Energy System, Inc. ("YES"), a Connecticut corporation and an exempt holding company, pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), and to issue shares of NU Common Shares, $5.00 par value per share, ("NU Common Shares") in connection with the Transaction.

In connection with this opinion, I have examined or caused to be examined by counsel associated with or engaged by me, including counsel who are employed by NUSCO, originals or copies certified to my satisfaction of such corporate records of the Applicant, certificates of public officials and of officers of the Applicant, and agreements, instruments and other documents, as I have deemed necessary as a basis for the opinions expressed below. In my examination of such agreements, instruments and documents, I have assumed the genuineness of all signatures, the authenticity of all agreements, instruments and documents submitted to me as originals, and the conformity to original agreements, instruments and documents of all agreements, instruments and documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such copies.

The opinions set forth herein are limited to the laws of the Commonwealth of Massachusetts, the State of Connecticut and the federal laws of the United States. I am a member of the bar of the State of New York. I am not a member of the bar of the Commonwealth of Massachusetts nor of the bar of the State of Connecticut, and do not hold myself out as an expert in the laws of such Commonwealth and State, although I have made a study of relevant laws of such Commonwealth and State. In expressing opinions about matters governed by the laws of the Commonwealth of Massachusetts, I have consulted with counsel who are employed by NUSCO and are members of the bar of such Commonwealth. In expressing opinions about matters governed by the laws of the State of Connecticut, I have consulted with counsel who are employed by NUSCO and are members of the bar of such State.

I have assumed that the Proposed Transactions are carried out in conformity with the Securities Act of 1933, the Securities Exchange Act of 1934 and the requisite authorizations, approvals, consents or exemptions under the securities laws of the various States and other jurisdictions of the United States.

Based upon and subject to the foregoing, and assuming that the Proposed Transactions are carried out in accordance with the Declaration, I am of the opinion that, when the Commission shall have entered an order forthwith granting the Declaration:

(a) all State laws applicable to the Proposed Transactions will have been complied with;

(b) NU is validly organized and existing under the laws of the Commonwealth of Massachusetts;

(c)  when issued pursuant to the Merger Agreement, the NU Common
Shares will be validly issued, fully paid and nonassessable, and the holders thereof will be entitled to the rights and privileges appertaining thereto set forth in the Declaration of Trust of NU;

(d)  NU will legally acquire the YES Common Stock; and

(e) the consummation of the Proposed Transactions will not violate the legal rights of the holders of any securities issued by NU or any associate company thereof.

I hereby consent to the filing of this opinion as an exhibit to the Declaration and in any proceedings before the Commission that may be held in connection therewith.

Very truly yours,

/s/ Jeffrey C. Miller
Jeffrey C. Miller
Assistant General Counsel